Exhibit 99.1

Contact:	Valerie Evans
Investor Relations
(972) 420-8200

STOCKHOLDERS OF HORIZON HEALTH CORPORATION APPROVE
MERGER AGREEMENT WITH PSYCHIATRIC SOLUTIONS, INC.

Lewisville, Texas (March 28, 2007) - Horizon Health Corporation (NASDAQ: HORC) (“Horizon Health”) today announced that its stockholders, at a special meeting held on March 28, 2007, voted to adopt the merger agreement pursuant to which Psychiatric Solutions, Inc. (NASDAQ: PSYS) (“PSI”) will acquire Horizon Health in a transaction valued at approximately $426 million, including the assumption or repayment of approximately $105 million of debt.  Under the terms of the merger agreement, Horizon Health stockholders will receive $20 in cash for each share of Horizon Health common stock they hold.

The closing of the transaction remains subject to certain regulatory approvals, including termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).  Horizon Health and PSI received a request for additional information, commonly referred to as a “Second Request,” from the Federal Trade Commission (“FTC”) on February 12, 2007.  Both parties are in the process of responding to the Second Request.  The effect of the Second Request is to extend the waiting period imposed by the HSR Act until 30 days after Horizon Health and PSI have certified substantial compliance with the Second Request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC.  The closing of the transaction is also subject to satisfaction of other customary closing conditions.  The transaction is expected to be completed in the second calendar quarter of 2007.

ABOUT HORIZON HEALTH:

Horizon Health is an owner of behavioral health facilities and a leading manager of clinical services for acute care hospitals and employers. Horizon Health (i) operates freestanding behavioral health hospitals providing behavioral health care for children, adolescents and adults; (ii) provides contract management services for behavioral health and physical rehabilitation clinical programs offered by acute care hospitals; and (iii) provides employee assistance programs to employers.

At February 28, 2007, Horizon Health owned/leased 15 behavioral health care facilities with approximately 1,561 licensed beds in 11 states.  Additionally, Horizon Health had 91 behavioral health program management contracts and 23 physical rehabilitation program management contracts with acute care hospitals located in 36 states; 101 CQI+ mental health outcomes measurement contracts; and 847 contracts to provide employee assistance program services covering in excess of 5.0 million lives.

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Forward-Looking Statements

This press release includes “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Horizon Health’s current views as to future events.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  They use words such as “expect,” “will be,” “intend,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future expectations.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2)  the inability to complete the merger due to the failure to satisfy one or more conditions to the completion of the merger, including the expiration or termination of the waiting period under the HSR Act and the receipt of other required regulatory approvals; (3) the failure by PSI to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger; and (4) other risks that are set forth in the “Risk Factors” section and elsewhere in Horizon Health’s SEC filings, copies of which may be obtained by contacting Horizon Health’s investor relations department via its website www.horizonhealth.com.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond Horizon Health’s ability to control or predict.

Forward-looking statements speak only as of the date made.  Horizon Health undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made.  As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, Horizon Health.

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